Limelight Networks Files Petition to the Supreme Court of the United States

TEMPE, Ariz. January 26, 2016 Limelight Networks (Nasdaq:LLNW), a global leader in digital content delivery, is seeking review by the Supreme Court of the United States of the Federal Circuit’s decision to reinstate the 2008 jury verdict that Limelight infringed an Akamai patent. Limelight filed its petition with the Supreme Court earlier today.

Limelight believes that the Federal Circuit’s newly created conduct-attribution standard improperly expands the scope of liability in a fashion that was neither intended by Congress nor consistent with prior legal precedent. As the petition notes, prior to the August 2015 decision to reinstate the jury verdict, the Federal Circuit repeatedly ruled that the district court had correctly determined that Limelight did not infringe Akamai's patent. The court gave no adequate explanation for its sudden reversal.

“The court’s decision to abandon longstanding, clear and easy-to-follow rules of engagement in favor of an ambiguous ‘particular facts presented’ standard for infringement liability deprives parties of fair notice concerning the scope of patent protection and ensures a significant increase in needlessly burdensome litigation throughout the technology world,” said Bob Lento, Limelight’s chief executive officer. “We are hopeful that the Supreme Court will address this issue of extraordinary importance and reverse the Federal Circuit’s rootless and erroneous standard. While we continue to pursue all available options, I want to thank our customers, peers in the industry and employees for their support. We remain focused on improving our operational and financial performance and will report our full year results on February 9th.”

About Limelight
Limelight Networks Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter , Facebook and LinkedIn and be sure to visit Limelight Connect.
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Press Contact:
famaPR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com